UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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Republic First Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper Peter B. Bartholow Pamela D. Bundy Richard H. Sinkfield III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”).

On April 25, 2022, Driver delivered the following letter to the Company’s board of directors:

April 26, 2022

Board of Directors
c/o Kemma Brown
Corporate Secretary
Republic First Bancorp, Inc.
Two Liberty Place
50 S. 16th Street, Suite 2400
Philadelphia, PA 19102

Via email

Board Members,

Reference is made to Republic First Bancorp, Inc.’s (“FRBK”) Brief in Opposition to Motion for Preliminary Injunction (the “Opposition Brief”) filed April 18, 2022 in connection with Norcross v. Republic First Bancorp, Inc., Case ID No. 220303030, Court of Common Pleas of Philadelphia County, Pennsylvania.

Driver Opportunity Partners I LP (together with Driver Management Company LLC, “Driver”) is currently soliciting proxies with respect to the election of directors at FRBK’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”), a meeting that FRBK management now claims has been “postponed indefinitely.” Driver believes that the claimed postponement is both improper and an ultra vires act of the audit committee (the “Audit Committee”) of FRBK’s board of directors (the “Board”). Moreover, despite any explanations for such claimed postponement proffered by FRBK, Driver believes that any actions to delay the 2022 Annual Meeting reflect the desire of certain members of the Board to avoid being held accountable by shareholders.

In the Opposition Brief, FRBK makes the argument that another shareholder should execute a confidentiality agreement because Driver has executed a similar confidentiality agreement—an argument that is entirely specious. Driver is actively soliciting proxies and has an urgent need for information relating to the beneficial owners of FRBK common stock. Given that urgent need, combined with the lack of relevant experience demonstrated by FRBK’s counsel, Driver was willing to sign a wildly inartfully drafted confidentiality agreement under the unique circumstances present at the time—namely, that FRBK indicated its intent to otherwise withhold information essential to Driver’s proxy solicitations, such as a current NOBO list. Driver’s willingness to sign a deficient confidentiality agreement under these near-extortionate circumstances should not be viewed as applicable precedent or at all relevant to questions as to whether the confidentiality agreement is reasonable or whether FRBK actually has a legitimate interest in keeping any information requested by any other shareholder confidential.

FRBK’s stated concerns that without requiring shareholders to sign such an agreement the recipient might use the list to solicit shareholders for “business, political or charitable endeavors” is laughable. Just to put that claim in context, in October 2021, Mr. Hill announced plans for a capital raise that a research analyst estimated would dilute tangible book value per share by almost 10%.1 The notion that the Board, which was apparently more than willing to inflict actual, measurable harm on its own shareholders, is now engaged in a costly legal battle with one of its largest shareholders in order to prevent shareholders from potentially being solicited for “business, political or charitable endeavors” is patently ridiculous.

1 Piper Sandler Company Note October 27, 2021

At a time when it needed the information, Driver determined that it would be faster and less expensive to sign the proffered agreement than to litigate with FRBK the impropriety of the request. Had it known that the NOBO list would be more than a year old and, as such, effectively worthless, Driver might have declined to sign the confidentiality agreement and left the question of whether FRBK had a legitimate interest in keeping the names of record shareholders confidential for a court to decide. It is a little hard to understand what interest FRBK might have in keeping stale shareholder information confidential.

Driver Management Company LLC

/s/ J. Abbott R. Cooper